Exhibit 3.1

Bylaws

Preamble

AMENDED AND RESTATED BYLAWS OF MASTERCARD INTERNATIONAL

INCORPORATED (the “Corporation”)

PREAMBLE

The purposes for which this Corporation is formed shall include the following:

1.	To facilitate the interchange of payment privileges on an international basis and provide services that support Member payment activities.

2.	To facilitate the entry into and participation in payments activity by Members.

3.	To promote the development of sound practices in the operation of the activities of Members by establishing high standards.

4.	To generate revenue for Members while managing risk and enhancing the reputation of the Marks.

Effective as of August 31, 2009

Bylaws

Article I—Board of Directors

ARTICLE I—BOARD OF DIRECTORS

Sec. 1.	Powers. The business of this Corporation shall be managed by the Board of Directors, which may exercise all of the powers of this Corporation and do all lawful acts and things as are not (i) by statute, the Certificate of Incorporation, or these Bylaws directed or required to be exercised or done by the members or (ii) specifically delegated as provided in the Bylaws of this Corporation.

Sec. 2.	Election; Vacancies; Term of Office. Subject to this Corporation’s Certificate of Incorporation, the directors of this Corporation shall be elected by the Class B Member at the annual meeting of members.

Sec. 3.	Number. The authorized number of directors constituting the entire Board of Directors shall be equal to such number of directors as are authorized to constitute the entire Board of Directors of the Class B Member.

Sec. 4.	Compensation of Directors. Directors shall receive such compensation from this Corporation as the Board of Directors may from time to time establish.

Sec. 5.	Quorum. A majority of the total number of directors then in office (but not less than one-third of the number of directors constituting the entire Board of Directors) shall constitute a quorum for the transaction of business; provided, that a quorum shall not be constituted unless directors who are neither Class M Directors (as defined in the Amended and Restated Certificate of Incorporation of the Class B Member) nor officers of the Corporation or the Class B Member represent a majority of the directors present. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation or these Bylaws, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Sec. 6.	Procedure. The order of business and all other matters of procedure at every meeting of the Board of Directors may be determined by the presiding officer.

Sec. 7.	Meetings of the Board of Directors.

(a)    A meeting of the Board of Directors shall be held following the annual meeting of members. If the meeting is held at the place of the annual meeting of members, then no notice of the meeting need be given to the newly-elected directors. If the first meeting is not held at that time and place, then it shall be held at a time and place specified in a notice given in the manner provided for notice of special meetings of the Board of Directors as set forth in Section 7(c) of this ARTICLE I.

Bylaws

Article I—Board of Directors

(b)    Regular meetings of the Board of Directors may be held upon such notice, or without notice, at such times and at such places within or outside of the State of Delaware as shall from time to time be determined by the Board of Directors.

(c)    Special meetings of the Board of Directors, whether to be held in person or by telephone or other communications equipment, may be called by the Chairman of the Board of Directors or the Chief Executive Officer on at least five days’ notice to each Director and shall be called by the Chairman or the Chief Executive Officer upon the written request of not less than one-third of the entire Board of Directors; provided, however, that any meeting called to consider a matter that requires the immediate action of the Board of Directors and that does not require the approval of greater than a simple majority of the Directors may be called on at least twenty-four hours’ notice.

(d)    Whenever notice of a meeting of the Board of Directors is required, the notice shall be given in the manner set forth in Section 7(e) of this ARTICLE I and shall state the purpose or purposes, place, date and hour of the meeting.

(e)    Any notice to a director may be given personally, by telephone, by mail, courier, facsimile transmission, telex, telegraph, cable or similar instrumentality or electronic transmission to such director’s residence or usual place of business. A notice shall be deemed given when actually given in person or by telephone; when transmitted by a legible transmission, if given by facsimile transmission; when transmitted, answerback received, if given by telex; on the day when delivered to a cable or similar communications company; three business days after delivery to a courier service; or on the fifth business day after the day when deposited with the United States mail, postage prepaid, directed to the director at his business address, facsimile number, electronic mail address or telex number or at such other address, facsimile number, electronic mail address or telex number as the director may have designated to the Secretary in writing as the address or number to which notices should be sent. Notice given by any form of electronic transmission shall be deemed given when directed to the director.

(f)     Any director may waive notice of any meeting by signing a written waiver or by electronic transmission, whether before or after the meeting. In addition, attendance at a meeting shall be deemed a waiver of notice unless the director attends for the purpose, expressed to the meeting at its commencement, of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Bylaws

Article I—Board of Directors

Sec. 8.	Approval of Indebtedness. This Corporation may incur or guarantee any indebtedness for money borrowed only with the prior approval of, or pursuant to a written policy established by, or pursuant to a delegation by the Board of Directors.

Sec. 9.	Meetings by Conference Telephone. Directors, and directors serving on committees of the Board of Directors, may participate in a meeting of the Board, or in a meeting of a committee of the Board, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at that meeting for the purpose of constituting a quorum and for all other purposes. The place of any meeting held pursuant to this Section 9 shall be deemed to be the place stated in the notice thereof so long as at least one director or, as the case may be, one committee person, is present at that place at the time of that meeting.

Sec. 10.	Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or of the committee of the Board, as the case may be, who are entitled to vote, consent thereto in writing (including by electronic transmission), and the writing or writings are filed with the minutes of proceedings of the Board or of that committee.

Bylaws

Article II—Officers

ARTICLE II—OFFICERS

Sec. 1.	Election and Appointment. The Board of Directors shall, annually at its first meeting following the annual meeting of stockholders, elect a Chief Executive Officer and a Secretary; and the Board of Directors may at that meeting, and thereafter, elect a President, a Chief Operating Officer, a Treasurer and such other officers as it may from time to time deem advisable. Except as prohibited by law, any two or more offices may be held by the same person.

(a)    The Chief Executive Officer. The Corporation shall have a Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general overall supervision of all business of the Corporation and shall have such powers and duties as usually pertain to such office or as may be assigned to him by the Board of Directors. In the absence of the Chairman, the Chief Executive Officer shall perform the duties and exercise the powers of the Chairman of the Board of Directors.

(b)    The President. The Corporation may have a President who shall be elected by the Board of Directors. The President shall report directly to the Chief Executive Officer and shall have such responsibilities as shall be assigned from time to time by the Chief Executive Officer.

(c)    The Chief Operating Officer. The Corporation may have a Chief Operating Officer who shall be elected by the Board of Directors. The Chief Operating Officer shall report directly to the Chief Executive Officer and/or the President and shall have such responsibilities as shall be assigned from time to time by the Chief Executive Officer and/or the President.

(d)    The Treasurer. The Corporation may have a Treasurer who shall be elected by the Board of Directors. The Treasurer shall have the care and custody of all moneys and securities of the Corporation. S/he shall cause to be entered in records to be kept for that purpose full and accurate accounts of all moneys received by her/him and paid by her/him on account of the Corporation. S/he shall make and sign such reports, statements and documents as may be required by her/him of the Board of Directors or by the laws of the United States, the State of Delaware or any other state or country, and shall perform such other duties as usually pertain to such office or as may be assigned to him/her by the Board of Directors. The Treasurer shall be bonded in the manner and amount prescribed by the Board of Directors. The reports and records of the Treasurer shall be audited as of the end of each fiscal year and at such other times as the Board of Directors may direct by independent certified public accountants selected by the Board of Directors or by a committee designated by the Chairman of the Board of Directors with the approval of the Board of Directors.

Bylaws

Article II—Officers

(e)    The Secretary. The Corporation shall have a Secretary who shall be elected by the Board of Directors. The Secretary shall issue notices of meetings of members and notices of meetings of the Board of Directors when any such notice is required by law or by these Bylaws. The Secretary shall attend all meetings of the members and meetings of the Board of Directors and keep the minutes thereof. S/he shall affix the Corporation’s seal to such instruments as require the seal and shall perform such other duties as usually pertain to such office or as may be assigned to her/him by the Board of Directors or as may otherwise be provided for in these Bylaws.

Sec. 2.	Term of Office. Each officer shall be elected by the Board of Directors and shall hold office until the earliest of such individual’s death, resignation, removal or the first meeting of the Board of Directors following the next annual meeting of stockholders. Any officer may be removed at any time, either with or without cause, by the Board of Directors. If any office becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

Sec. 3.	Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the Chief Executive Officer or the President. Such resignation shall take effect at the time specified in the notice or, if no time is specified, at the time of receipt of the notice, and the acceptance of such resignation shall not be necessary to make it effective.

Sec. 4.	Security. The Corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise. In addition, the Board of Directors may require any officer, agent or employee to give security for the faithful performance of his duties.

Sec. 5.	Temporary Transfer of Powers and Duties. In the event of an absence or illness of any officer, or for any other reason that the Board of Directors or the Chief Executive Officer may deem sufficient, the Board of Directors or the Chief Executive Officer may temporarily assign the powers and duties of that officer to any other officer or to any Director.

Sec. 6.	Compensation. The compensation of the elected officers shall be fixed by the Board of Directors or a committee thereof. The compensation of other employees of the Corporation shall be fixed by the Chief Executive Officer (subject to the oversight of the Board of Directors). All employee incentive programs shall be approved by the Board of Directors or a committee thereof.

Bylaws

Article III—Committees

ARTICLE III—COMMITTEES

Sec. 1.	Directors’ Committees. The Board of Directors may designate from among its members an Executive Committee, Audit Committee, Compensation Committee and other committees to serve at the pleasure of the Board of Directors. If the Board of Directors designates an Executive Committee, Audit Committee or Compensation Committee, and there exists a corresponding committee of the Class B Member, such committee shall have the same members as, and authorities similar to, the corresponding committee of the Class B Member. Any other committees, to the extent formed, shall have such authority as the Board of Directors grants them. The Board of Directors shall have power at any time to change the membership of any committees, to fill vacancies in their membership and to discharge any committees.

Sec. 2.	Procedures. Each directors’ committee shall keep regular minutes of its proceedings and report to the Board of Directors as and when the Board of Directors shall require. Unless the Board of Directors otherwise provides, notice requirements for meetings of committees shall be the same as notice requirements for meetings of the Board of Directors. Unless the Board of Directors otherwise provides, either directly or by approval of a charter or similar instrument establishing the manner in which a directors’ committee shall act, a majority of the members of any directors’ committee may determine its actions and the procedures to be followed at its meetings (which may include a procedure for participating in meetings by conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other).

Sec. 3.	Notice of Directors’ Committees Meetings. Unless the Board of Directors directs otherwise, notice requirements for meetings of directors’ committees shall be the same as notice requirements for meetings of the Board of Directors as set forth in Article I, Sections 7 and 9.

Sec. 4.	Advisory Committees. The Chief Executive Officer and/or the President may appoint representatives of the Members and/or such other persons as he determines advisable to one or more advisory committees to consider matters pertaining to the Corporation and Membership activities such as, by way of example and not limitation, Membership activities in regions, countries or other geographic areas and security. Each person appointed to an advisory committee shall serve as a member of such an advisory committee at the pleasure of the Chief Executive Officer and the President.

Bylaws

Article IV—Meetings

ARTICLE IV—MEETINGS

Sec. 1.	Annual Meeting of Members. The annual meeting of members, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such date and time as may be fixed by the Board of Directors, at the principal business office of this Corporation, or at such other place as the Board of Directors shall determine.

Sec. 2.	Special Meetings of Members. Special meetings of members, except as otherwise provided by law, may be held at the principal business office of this Corporation or elsewhere, and may be called at any time by a written request of one-third of the Board of Directors, or by the Chairman of the Board or the Chief Executive Officer. A special meeting may also be called at the request in writing of members having 25% or more of the total number of votes eligible to be cast as of the date of such request. Such requests from the Board of Directors or members shall state the person or persons calling the meeting and the purpose or purposes of the proposed meeting. Business transacted at a special meeting shall be confined to the topics stated in the call and matters germane thereto.

Sec. 3.	Procedures. The order of business and all other matters of procedure at every meeting of members may be determined by the presiding officer.

Sec. 4.	Quorum. At every meeting of members, except as otherwise provided by law or these Bylaws, the presence in person or by proxy of members having a majority of the votes entitled to be cast at the meeting shall constitute a quorum for the transaction of business. Once a quorum is noted as present, it is not broken by the subsequent withdrawal of members. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, a majority of the votes cast decides any question that may come before a meeting, provided a quorum is present.

Sec. 5.	Adjournments. The members entitled to vote that are present by representative or by proxy at any meeting of members, whether or not they constitute a quorum, have the power by a majority of the votes present to adjourn the meeting to another time or place, and notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, members may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty days, a notice of the adjourned meeting must be given to each member entitled to vote at the meeting.

Bylaws

Article IV—Meetings

Sec. 6.	Voting. Except as required by law, no member other than the Class B Member shall be entitled to vote on any matter for which the members are entitled to vote.

Sec. 7.	Notice of Meetings of Members.

(a)    Any notice to a member shall be given personally, by mail, facsimile transmission, telex, telegraph, cable or similar instrumentality or by electronic transmission. A notice shall be deemed given when actually given in person; when transmitted by a legible transmission, if given by facsimile transmission; when transmitted, answerback received, if given by telex; on the day when delivered to a cable or similar communications company; three business days after delivery to a courier service; or on the fifth business day after the day when deposited with the United States mail, postage prepaid, directed to the member at such member’s address, facsimile number, electronic mail address or telex number as it appears on the records of members or at such other address, facsimile number, electronic mail address or telex number as the member may have designated to the Secretary in writing as the address or number to which notices should be sent. Notice given by a posting on electronic network together with separate notice to the member of such specific posting, shall be deemed given upon the later of (A) such posting and (B) the giving of such separate notice. Notice given by any other form of electronic transmission shall be deemed given when directed to the member.

(b)    Any member may waive notice of any meeting by written waiver or by electronic transmission by a representative thereof, whether before or after the meeting. In addition, attendance at a meeting shall be deemed a waiver of notice unless the member representative attends for the purpose, expressed to the meeting at its commencement, of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Sec. 8.	Consent of Members in Lieu of Meeting. Any action that is required to, or may, be taken at any meeting of members may be taken without a meeting, without prior notice and without a vote, if a consent in writing (including by electronic transmission), setting forth the action so taken, is signed by representatives of members eligible to vote on that action having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all members eligible to vote thereat were present and voted. Prompt notice of the taking of action by less than a unanimous written consent of all of the members entitled to vote on an action must be given to those members entitled to vote that did not so consent in writing.

Bylaws

Article V—Regions, Fees and Assessments

ARTICLE V—REGIONS, FEES AND ASSESSMENTS

Sec. 1.	Regions. For convenience, and in connection with the administration of its worldwide business, this Corporation has designated six geographic regions comprising the world, namely, Asia/Pacific, Canada, Europe, Latin America, South Asia/Middle East/Africa Region, and the United States. Each region has assigned corporate staff responsible for all activities within the region, including, without limitation, coordination and support of Member programs within the region.

Sec. 2.	Certain Losses and Liabilities. Global expenses of the Corporation or the Class B Member that relate to losses suffered by, or liabilities of, the Corporation or the Class B Member arising out of or related to a breach by the Corporation, the Class B Member or Europay International SA of any of their respective representations, warranties, covenants and agreements contained in the Share Exchange and Integration Agreement, dated as of February 13, 2002, as amended, modified, supplemented or restated from time to time, among the Corporation, the Class B Member and Europay International SA (the “Integration Agreement”) shall be assigned by an equitable distribution mechanism similar to the mechanism used for assigning other global expenses; provided, however, that:

(a)    if the losses and liabilities arise out of or are related to a breach by the Corporation or the Class B Member and exceed, in the aggregate, $21 million, then the global expenses in the amount of the excess shall be allocated solely to regions other than the Europe region; and

(b)    if the losses and liabilities arise out of or are related to a breach by Europay International SA and exceed, in the aggregate, $7 million, then the global expenses in the amount of the excess shall be allocated solely to the Europe region.

Sec. 3.	Annual Budget. This Corporation’s entire annual budget shall be submitted to the Board of Directors for its approval.

Sec. 4.	Assessments. In addition to establishing the annual budget of this Corporation as described in Section 3 above, the Board of Directors at any time, and from time to time, may fix and impose assessments on all or some lesser number of the Members of this Corporation for expenses and liabilities that relate to the ordinary activities of the Corporation. The Board of Directors may fix a separate rate or basis of assessment for Members situated and/or doing business in different countries or regions and/or engaging in different activities.

Sec. 5.	Enforcement of Payment of Fees, Assessments, and Other Obligations. The Corporation may apply any sums due to a Member from this Corporation toward payment of any fees, assessments, and other obligations owed to this Corporation by that Member or its Sponsored Affiliate Members.

Bylaws

Article VI—Additional Provisions

ARTICLE VI—ADDITIONAL PROVISIONS

Sec. 1.	Fiscal Year. The fiscal year of this Corporation is the calendar year.

Sec. 2.	Indemnification.

(a)    To the fullest extent permitted by the law of the State of Delaware as it presently exists or may hereafter be amended, the Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, except as otherwise provided in Article VI, Sec. 2(c), the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors.

(b)    To the fullest extent permitted by the laws of the State of Delaware, the Corporation shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Article VI, Sec. 2(a) in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Article VI, Sec. 2 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Article VI, Sec. 2(c), the Corporation shall be required to pay expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors.

Bylaws

Article VI—Additional Provisions

(c)    If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI Sec. 2 is not paid in full within thirty days after a written claim therefor by any person described in Article VI, Sec. 2(a) has been received by the Corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)    To the fullest extent permitted by the laws of the State of Delaware, the Corporation may purchase and maintain insurance on behalf of any person described in Article VI, Sec. 2(a) against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI, Sec. 2 or otherwise.

(e)    The provisions of this Article VI, Sec. 2 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article VI, Sec. 2 shall be deemed to be a contract between the Corporation and each director or officer (or legal representative thereof) who serves in such capacity at any time while this Article VI, Section 2 and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any alteration, amendment, or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article VI, Sec. 2 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article VI, Sec. 2 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, the Certificate of Incorporation of the Corporation, these Bylaws, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to Article VI, Sec. 2(a) shall be made to the fullest extent permitted by law.

Bylaws

Article VI—Additional Provisions

(f)     For purposes of this Article VI, Sec. 2, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

(g)    This Article VI, Sec. 2 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Article VI, Sec. 2(a).

Sec. 3.	Corporate Seal. The seal of this Corporation shall be circular in form with the words “MasterCard International Incorporated” around the outer margin and the words and figures “Corporate Seal 1966 Delaware” in the center.

Sec. 4.	Corporate Symbol. The symbol of this Corporation shall be the word “MasterCard” superimposed across a red circle overlapping a yellow circle in the form adopted by the Board of Directors as the corporate symbol of this Corporation.

Sec. 5.	Definitions. The term “entire Board of Directors” when used herein in connection with voting requirements shall refer to the number of directors authorized to serve as directors by the Board of Directors less any vacancies and any directors not entitled to vote on such issue. In the event a vote is specified to be taken by the Board of Directors without reference to the “entire Board of Directors,” then the number of votes required shall be calculated based upon the number of directors voting at the meeting at which a quorum is present.

When used herein, the following terms shall have the meanings set forth in the “Definitions” provided with and for use in connection with the Rules of the Corporation: “Affiliate Member;” “Corporation;” “Marks;” “Member;” “Membership;” “Sponsor;” and “Standards.”

When used herein, “Class B Member” shall have the meaning set forth in the Amended and Restated Certificate of Incorporation of MasterCard International Incorporated.

Sec. 6.	Amendment of Bylaws. The Board of Directors or the Class B Member may adopt, amend or repeal these Bylaws.

Bylaws

Article VI—Additional Provisions

Sec. 7.	Inconsistent Provisions; Licenses. In the event of an inconsistency between a provision of these Bylaws and a provision in any Membership agreement or license, the provisions of these Bylaws shall prevail and the Membership agreement or license shall be deemed to have been amended so as to be consistent with the Bylaws provision. In the event of an inconsistency between a provision of the Standards and any license for a Mark granted to a Member, the provision of such Standards shall prevail and the license shall be deemed to have been amended so as to be consistent with the Standards.